Exhibit 99.1

Zix Corporation Announces Share Repurchase Program

DALLAS — May 12, 2015 — Zix Corporation (ZixCorp), (Nasdaq: ZIXI), a leader in email data protection, announced that its board of directors approved a share repurchase program that enables the company to purchase up to $15 million of its shares of common stock from time to time in the open market or in block purchase transactions. The amount and timing of specific repurchases are subject to market conditions, applicable legal requirements and other factors. The share purchases will be funded from cash from operations and may be suspended or discontinued at any time. The share repurchase program is scheduled to expire on Oct. 31, 2015.

The $10 million share repurchase program announced in January 2015 is being terminated and replaced by this new $15 million share repurchase program.

“With a solid performance in the first quarter, a positive outlook for the remainder of the year and a stable business model, we believe an appropriate use of our healthy cash balance is a larger investment in our company’s future through a new share repurchase program,” said Rick Spurr, ZixCorp’s Chief Executive Officer.

About Zix Corporation

ZixCorp is a leader in email data protection. ZixCorp offers industry-leading email encryption, a unique email DLP solution and an innovative email BYOD solution to meet your company’s data protection and compliance needs. ZixCorp is trusted by the nation’s most influential institutions in healthcare, finance and government for easy to use secure email solutions. ZixCorp is publicly traded on the Nasdaq Global Market under the symbol ZIXI, and its headquarters are in Dallas, Texas. For more information, visit www.zixcorp.com.

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ZixCorp Contact

Investor Relations

Todd Kehrli or Jim Byers

(323) 468-2300

zixi@mkr-group.com

Statements in this release that are not purely historical facts or that necessarily depend upon future events, including statements regarding ZixCorp’s plan to repurchase a portion of its common shares in the open market, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to ZixCorp on the date this release was issued. ZixCorp undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to ZixCorp’s overall financial and cash generation performance, potential other uses for ZixCorp’s cash, potential limitations on repurchases, conditions in the market for ZixCorp’s stock and other corporate developments. Further information regarding factors that could affect ZixCorp’s ability to successfully execute its plan to repurchase a portion of its shares of common stock can be found in the risk factors section of ZixCorp’s most recent filing on Form 10-K with the Securities and Exchange Commission.